Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES Second QUARTER 2026 RESULTS

VERO BEACH, Fla., (August 6, 2026) – Bimini Capital Management, Inc. (OTCQX: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the six and three-month periods ended June 30, 2026.

Second Quarter 2026 Highlights

●	Net income of $0.4 million, or $0.04 per common share, in the second quarter of 2026, compared to net income of $0.04 million, or $0.00 per common share, in the second quarter of 2025
●	Net income of $1.2 million, or $0.12 per common share, in the six months ended June 30, 2026, compared to net income of $0.6 million, or $0.06 per common share, in the six months ended June 30, 2025
●	Book value per share of $1.38 at June 30, 2026, compared to $1.34 at March 31, 2026
●	Company to discuss results on Friday, August 7, 2026, at 10:00 AM ET

Management Commentary

Commenting on the second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer of Bimini, said, “In spite of a fairly turbulent macro backdrop, the second quarter of 2026 was favorable for levered mortgage-backed securities ("MBS") investors and the equity market. The first quarter of 2026 ended with war in the Middle East as the markets’ primary focus.  Unfortunately, that is still the case. However, the economy in the U.S. has proven to be incredibly resilient and as the third quarter unfolds growth seems to be poised to accelerate.  That being said, inflation has not moderated meaningfully, and the war continues to place upward pressure on many commodity prices.  These conditions are likely to lead the Federal Reserve to raise overnight funding rates and longer-maturity rates have already increased. So while the third quarter of 2026 has been even more turbulent so far, most risk markets continue to perform well.

“Regarding our results for the quarter, Orchid Island Capital, Inc. ("Orchid") generated a 6.21% return for the second quarter of 2026, unannualized.  Orchid's outstanding shares grew quite modestly, by approximately 1.5%, and its average equity increased by approximately $77.5 million for the second quarter of 2026. As a result, Bimini's management fees increased modestly, although advisory service revenue was down slightly owing to lowered overhead reimbursements during the quarter. Our investment portfolio, now considerably smaller than in prior quarters and years owing to the need to fund our recent acquisition generated $0.41 million of interest and dividend income gross and, net of repurchase agreement funding interest, $0.27 million of net interest income.

“On April 1, 2026, Bimini Advisors Holdings, LLC, the parent of our registered investment advisor, Bimini Advisors, LLC, completed the acquisition of eighty percent (80%) of the fully diluted equity interests of Tom Johnson Investment Management, LLC (“TJIM”), a privately held registered investment adviser. TJIM is an SEC-registered investment adviser managing over $1.7 billion in regulatory assets under management across equity, fixed income, and balanced strategies. Operating as a fiduciary, TJIM provides discretionary portfolio management centered on fundamental research, high-quality security selection, and continuous risk oversight.”

Richard Parry, President and Chief Investment Officer of TJIM, added: “Our equity models reflect a consistent value and quality orientation. As of June 30, 2026, our Core and Diversified Stock Income models traded at approximately 15 times forward earnings against roughly 20 times for their benchmark, the S&P 500 Index—a valuation discount of approximately 25 percent. A weighted average market capitalization of approximately $400 billion, compared to roughly $1.4 trillion for the index, reflects lower concentration in the market's largest constituents. In fixed income, duration in both the TJIM Fixed and TJIM Intermediate models is essentially matched to their respective benchmarks, and we remain underweight corporate bonds in light of historically tight credit spreads. As the yield curve has normalized, model structure has migrated from a barbell toward a ladder. This positioning reflects our current assessment of relative value and may cause results to differ, favorably or unfavorably, from benchmarks over any given period.”

Second Quarter and Year-to-Date 2026 Results of Operations

Bimini reported net income of $0.4 million, or $0.04 per common share, for the second quarter of 2026, compared with net income of $0.04 million, or $0.00 per common share, for the second quarter of 2025. For the first six months of 2026, net income increased to $1.2 million, or $0.12 per common share, compared with $0.5 million, or $0.06 per common share, for the same period in 2025.

Advisory services revenue increased to $6.8 million in the second quarter of 2026, compared with $5.1 million in the first quarter of 2026 and $3.8 million in the second quarter of 2025. For the first six months of 2026, advisory services revenue increased to $11.9 million from $7.4 million in the prior-year period. The increases primarily reflected the contribution of TJIM from April 1, 2026, together with higher management fees resulting from the year-over-year growth in Orchid's average equity from $0.9 billion to $1.4 billion. TJIM contributed $1.7 million of advisory services revenue during the second quarter of 2026.

Interest income from the Company's MBS portfolio declined to $0.3 million in the second quarter of 2026 from $1.2 million in the first quarter of 2026 and $1.6 million in the second quarter of 2025. For the first six months of 2026, MBS interest income totaled $1.4 million, compared with $3.3 million in the prior-year period. The declines primarily reflected the liquidation of substantially all of the MBS portfolio during the first quarter of 2026 to fund the TJIM acquisition. Repurchase agreement funding costs also declined to $0.1 million in the second quarter of 2026 from $0.7 million in the first quarter of 2026 and $1.2 million in the second quarter of 2025. For the first six months of 2026, repurchase agreement funding costs decreased to $0.8 million from $2.5 million in the comparable 2025 period.

Operating expenses were $4.8 million for the second quarter of 2026, compared with $3.7 million in the first quarter of 2026 and $2.8 million in the second quarter of 2025. Operating expenses for the second and first quarters of 2026 included $0.9 million and $0.6 million, respectively, of acquisition-related expenses associated with the TJIM acquisition. For the first six months of 2026, operating expenses increased to $8.6 million from $5.7 million in the prior-year period, including $1.5 million of acquisition-related expenses. Bimini recorded an income tax provision of $1.3 million for the second quarter of 2026 and $1.5 million for the first six months of 2026, compared with $0.2 million for the first six months of 2025.

Management of Orchid Island Capital, Inc.

Orchid is externally managed and advised by Bimini Advisors, LLC (“Bimini Advisors”), a subsidiary of Bimini. Pursuant to a management agreement, Bimini Advisors administers Orchid’s business activities and day-to-day operations and provides Orchid with its management team, including its officers, as well as support personnel. Bimini also holds an investment in Orchid common stock, which is accounted for under the fair value option, with changes in fair value recognized in current-period results. For the three months ended June 30, 2026, Bimini recognized $5.1 million of advisory services revenue related to managing Orchid’s portfolio, consisting of $4.1 million of management fees, $0.6 million of overhead reimbursement, and $0.4 million of repurchase, clearing and administrative fees, and recorded $0.2 million of dividends from its investment in Orchid common stock. For the six months ended June 30, 2026, Bimini recorded $10.2 million of advisory services revenue, consisting of $8.1 million of management fees, $1.4 million of overhead reimbursement, and $0.7 million of repurchase, clearing and administrative fees, and recognized $0.4 million of dividends from its investment in Orchid common stock.

Tom Johnson Investment Management, LLC

Bimini Advisors Holdings, LLC, a subsidiary of Bimini, holds an 80% ownership stake in TJIM, an SEC-registered investment adviser providing discretionary and non-discretionary investment advisory services institutional investors, high-net-worth individuals, retirement plans, subadvisor platforms, and foundations. Advisory service fee income is earned pursuant to investment advisory agreements and is generally calculated as a percentage of assets under management.

For the three months ended June 30, 2026, TJIM generated advisory fees of $1.7 million. TJIM's AUM increased to $1.7 billion at June 30, 2026, compared with $1.6 billion at March 31, 2026. This was the first quarter in which the Company reports results for TJIM as the acquisition closed on April 1, 2026.

Book Value Per Share

The Company's book value per share on June 30, 2026 was $1.38. The Company computes book value per share by dividing total stockholders' equity by the total number of outstanding shares of the Company's Class A Common Stock. At June 30, 2026, the Company's stockholders’ equity was $13.8 million, with 9,990,256 Class A Common shares outstanding.

Portfolio

The following tables summarize the MBS portfolio as of June 30, 2026 and December 31, 2025:

($ in thousands)
			Weighted
			Average
		Weighted	Maturity
	Fair	Average	in	Longest
	Value	Coupon	Months	Maturity
June 30, 2026	$15,985	5.35%	319	5/1/2053
December 31, 2025	$88,929	5.73%	331	8/1/2054

($ in thousands)
	June 30, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,287	14.3%	$21,924	24.7%
Freddie Mac	13,698	85.7%	67,005	75.3%
Total Portfolio	$15,985	100.0%	$88,929	100.0%

As of June 30, 2026, the Company's portfolio had an effective duration of 3.495, indicating that an interest rate increase of 1.0% would be expected to cause a 3.495% decrease in the value of the MBS in the Company’s investment portfolio. As of December 31, 2025, the Company's portfolio had an effective duration of 2.229, indicating that an interest rate increase of 1.0% would be expected to cause a 2.229% decrease in the value of the MBS in the Company’s investment portfolio. These figures do not include the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of June 30, 2026, the Company had outstanding repurchase obligations of $15.0 million with a net weighted average borrowing rate of 3.76%. These agreements were collateralized by MBS with a fair value, including accrued interest, of $15.9 million. At June 30, 2026, the Company’s liquidity was $7.6 million, consisting of unpledged MBS, U.S. Treasury securities and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding but retain cash in lieu of acquiring additional assets. In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood that we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations as of June 30, 2026.

($ in thousands)
Repurchase Agreement Obligations
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	(in Days)
Mitsubishi UFJ Securities (USA), Inc.	$6,424	42.8%	3.76%	13
Brean Capital, LLC	6,406	42.6%	3.76%	27
Marex Capital Markets Inc.	1,751	11.6%	3.77%	42
South Street Securities, LLC	452	3.0%	3.77%	13
	$15,033	100.0%	3.76%	22

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of June 30, 2026, and December 31, 2025, and the unaudited consolidated statements of operations for the six and three month periods ended June 30, 2026 and 2025. Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	June 30, 2026	December 31, 2025
ASSETS
Mortgage-backed securities	$15,984,754	$88,928,525
U.S. Treasury securities	995,469	-
Cash equivalents and restricted cash	6,616,809	14,318,059
Orchid Island Capital, Inc. common stock, at fair value	3,966,425	4,097,311
Identifiable intangibles, net	9,530,000	-
Goodwill	4,838,864	-
Accrued interest receivable	1,702,629	-
Deferred tax assets, net	15,714,512	17,239,648
Other assets	5,016,692	5,110,429
Total Assets	$64,366,154	$129,693,972

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Repurchase agreements	$15,033,000	$85,326,000
Long-term debt	27,335,067	27,346,546
Accrued compensation	-	-
Other liabilities	5,036,447	4,398,629
Total Liabilities	47,404,514	117,071,175
Redeemable noncontrolling interest	3,203,914	-
Stockholders' equity	13,757,726	12,622,797
Total Liabilities, Noncontrolling interest and Stockholders' Equity	$64,366,154	$129,693,972
Class A Common Shares outstanding	9,990,256	10,005,457
Book value per share	$1.38	$1.26

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2026	2025	2026	2025
Advisory services	$11,932,689	$7,393,135	$6,805,845	$3,810,846
Interest and dividend income	1,790,755	3,733,656	422,082	1,786,616
Interest expense	(1,836,113)	(3,575,435)	(643,148)	(1,731,415)
Net revenues	11,887,331	7,551,356	6,584,779	3,866,047
Other (expense) income	(491,105)	(1,025,540)	66,760	(997,795)
Expenses	8,571,688	5,743,131	4,844,918	2,818,974
Net income before income tax provision	2,824,538	782,685	1,806,621	49,278
Income tax provision	1,525,136	187,383	1,308,273	6,546
Net income	1,299,402	595,302	498,348	42,732
Less: income (loss) attributable to noncontrolling interests	124,291	-	124,291	-
Net income attributable to Bimini Capital Management, Inc. stockholders	$1,175,111	$595,302	$374,057	$42,732

Basic and Diluted Net (Loss) Income Per Share of:
CLASS A COMMON STOCK	$0.12	$0.06	$0.04	$-
CLASS B COMMON STOCK	$0.12	$0.06	$0.04	$-

	Six Months Ended June 30,
Key Balance Sheet Metrics	2026	2025
Average MBS(1)	$16,025,158	$114,294,375
Average repurchase agreements(1)	15,108,500	108,626,500
Average stockholders' equity(1)	13,590,789	7,395,343

Key Performance Metrics
Average yield on MBS(2)	6.27%	5.54%
Average cost of funds(2)	3.83%	4.39%
Average economic cost of funds(3)	1.68%	3.97%
Average interest rate spread(4)	2.44%	1.15%
Average economic interest rate spread(5)	4.59%	1.57%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid. Historically, Bimini invested primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae) with the objective of earning returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. On April 1, 2026, the Company acquired eighty percent of the membership interests of TJIM. At the time of the closing, TJIM had $1.6 billion of assets under management across equity and fixed income markets. The acquisition of TJIM required the deployment of a significant portion of the Company's capital previously allocated to the Agency MBS portfolio. While the Agency MBS portfolio and investment portfolio segment now contain fewer assets than prior to the acquisition of TJIM, the Company still maintains the portfolio and may grow it over time to the extent it is able to generate the necessary free cash flow to do so.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements, except as may be required by applicable law.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, August 7, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BI956f0f961ba14fccbe24002f55b3cc24.  A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/ooynthfk or via the investor relations section of the Company's website at https://ir.biminicapital.com. An audio archive of the webcast will be available on the website for 30 days after the call.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com